EXHIBIT 99.3

Shengkai Innovations, Inc. Reports FY2012 First Quarter Results

Teleconference to be held at 8:00 a.m. ET Today

TIANJIN, China, Nov. 10, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced results for its FY2012 first quarter ended September 30, 2011.

First Quarter Highlights

  Revenues were approximately $11.0 million compared with approximately $17.2 million in the first quarter of FY11;
  Revenues from the electric power segment were approximately $3.5 million compared with approximately $11.2 million in the first quarter of FY11;
  Revenues from the petrochemical and chemical segment increased 27.4% yoy to approximately $6.7 million;
  Revenues from other industries, including aluminum and metallurgy, increased 15.9% yoy to approximately $0.8 million;
  Gross profit was approximately $4.8 million compared with approximately $10.0 million in the first quarter of FY11, with a gross margin of 43.7%;
  Quarterly ceramic valves output was 1,978 sets compared with 4,456 sets a year ago.

First Quarter Results

Revenues in the first quarter were approximately $11.0 million compared with approximately $17.2 million in the first quarter of FY2011. Quarterly ceramic vales output was 1,978 sets compared with 4,456 sets a year ago. Considerable loss of revenues and damaged business relationships occurred as a result of unapproved third-party enquiries. In conjunction with industry trends, Shengkai is transitioning its operations away from the electric power industry and expanding into the domestic and international petrochemical and chemical industry. During the first quarter, electric power, petrochemical and chemical, and other industries accounted for 31.8%, 61.0% and 7.2% of the quarterly revenues, respectively, compared with 65.3%, 30.7% and 4.0% in the first quarter of FY2011.

Specifically, revenues from the electric power industry were approximately $3.5 million compared with $11.2 million in the first quarter of FY2011. The decrease was primarily due to the business disruption and the ongoing transition into the petrochemical and chemical industry. As previously disclosed, revenues from the electric power industry would continue to decrease in future fiscal quarters and major sales contribution would come from the petrochemical and chemical industry.

During the first quarter, revenues from the petrochemical and chemical industry increased 27.4% year-over-year to approximately $6.7 million from approximately $5.3 million in the first quarter of FY2011. The increase was due to the Company's continuous efforts to market its ceramic valve products to customers in the petrochemical and chemical industry whose unusually corrosive and abrasive working conditions require highly durable valve products.

Revenues from other industries, including the aluminum and metallurgy industries increased 15.9% year-over-year to approximately $0.8 million from approximately $0.7 million in the first quarter of FY2011. Due to its limited market potential, other industries will continue to remain peripheral to the Company's core priorities. Recent increase in revenues from orders related to new blast furnace gas cleaning systems have been completed by the end of June 30, 2011.

In the first quarter, cost of sales decreased 14.2% year-over-year to approximately $6.2 million from approximately $7.2 million in the first quarter of FY2011. Cost of sales as a percentage of net revenues was 56.3% compared with 42.0% in the comparable period a year ago.

Gross profit in the first quarter was approximately $4.8 million compared with approximately $10.0 million for the first quarter of FY2011. This decrease was primarily attributable to decrease in revenue and increase in cost. Gross margin was 43.7%, compared with 58.0% for the first quarter of FY2011. The decrease in gross margin was primarily due to 1) approximately $0.7 million increase in depreciation expenses resulting from an addition of approximately $49.2 million to "Property, plant and equipment" during the past twelve months; and 2) a 13% year-over-year price increase in steel raw material and steel die-casting components.

Selling expenses in the first quarter decreased by 34.4% year-over-year to approximately $1.1 million from approximately $1.6 million for the comparable period in FY2011. Commissions paid to agents for introducing new sales decreased by 35.9% year-over-year to approximately $0.9 million compared with $1.4 million in the first quarter of FY2011. Since minor components of selling expenses such as sales staff's salaries and after-sale service expenses are flat-rate and did not diminish proportional to revenue decrease, selling expenses as a percentage of quarterly sales increased slightly to 9.5% from 9.3% in the first quarter of FY2011. The Company expects selling expense for future quarters to change proportionally with change in revenues.

General and administrative ("G&A") expenses in the first quarter were approximately $3.4 million, up from approximately $2.1 million for the comparable period in FY2011. Included in G&A expenses for the three months ended September 30, 2011 was a non-cash charge of approximately $2.1 million, which was the share-based compensation costs on 1) the options to independent directors, management and key employees issued in March and June, 2010, under the Company's 2010 Incentive Stock Plan, and 2) the stock awards to management and key employees issued in September 2011, under the Company's 2011 Incentive Stock Plan. The non-cash share-based compensation costs included in the G&A expenses for the comparable period in fiscal 2011 was approximately $1.0 million.

Excluding the above-mentioned non-cash share-based compensation, G&A expenses in the first quarter were approximately $1.3 million or 11.4% of total revenue, compared with approximately $1.0 million or 6.0% of total revenue for the comparable period of FY2011. The increase was primarily attributable to depreciation costs for the new headquarters building and R&D costs.

Total operating expenses in the first quarter of FY2012 were approximately $4.5 million compared with approximately $3.7 million for the comparable period in FY2011. Operating income in the first quarter of FY2012 was approximately $0.4 million compared with approximately $6.3 million for the comparable period in FY2011.

Excluding the above-mentioned non-cash share-based compensation, non-GAAP operating income was approximately $2.5 million, compared with non-GAAP operating income of approximately $7.3 million for the comparable period in FY2011.

Provision for income taxes in the first quarter was approximately $0.5 million compared with approximately $1.1 million in the first quarter of FY2011. In April 2010, Shengkai, the Company's operating entity in Tianjin, China, was awarded the status of "High Technology" enterprise by the local government. The new tax rate is 15% starting from January 1, 2010 through December 31, 2011. The Company expects to renew such treatment in calendar 2012.

GAAP net income was approximately $0.9 million compared with approximately $26.9 million in the first quarter of FY2011. Based on a greater weighted average number of shares, diluted earnings per share were $0.03 compared to diluted earnings per share of $0.76 in the first quarter of FY2011. During the first quarter, the number of diluted shares was 36,105,827 compared with 35,277,322 diluted shares in the first quarter of FY2011.

Excluding the non-cash items of share-based compensation and changes in fair value of instruments, non-GAAP net income was approximately $2.2 million compared with approximately $6.3 million in FY2011. Based on a greater weighted average number of shares, non-GAAP earnings were $0.06 per diluted share compared with $0.18 per diluted share in the first quarter of FY2011.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended September 30,
	2011	2010
GAAP Net Income	$ 944,338	$ 26,945,085
Add back/(Subtract):
Share-based compensation – employee options and stock awards	2,146,968	1,032,564
Changes in fair value of instruments	(926,637)	(21,704,751)
Non-GAAP Net Income	$ 2,164,669	$ 6,272,898
GAAP Earnings per share (diluted)	$ 0.03	$ 0.76
Non-GAAP Earnings per share (diluted)	$ 0.06	$ 0.18

Recent Developments

In December, 2011, Shengkai will participate in the Power-Gen International 2011 Conference in Las Vegas, NV. The annual conference is hosted by PennWell Corporation. More than 1,200 companies from all sectors of the power generation industry including fittings and valves are expected to gather at this conference, which will take place from Tuesday, December 13 to Thursday, December 15 at the Central Halls of the Las Vegas Convention Center - Las Vegas, NV.

Financial Condition

As of September 30, 2011, the Company had cash and cash equivalents of approximately $62.9 million and accounts receivable of approximately $9.8 million compared to approximately $59.9 million cash and cash equivalents and $12.6 million of accounts receivable as of June 30, 2011. Total current liabilities as of September 30, 2011 were approximately $5.3 million, compared with approximately $9.6 million as of June 30, 2011. Additionally, the Company has no short-term or long-term debts.

Net cash flow provided by operating activities was approximately $2.0 million during the first quarter of FY2012 compared with $4.1 million in the first quarter of FY2011. The decrease was primarily attributable to the lower adjusted net income, in spite of larger working capital used between the two fiscal years.

As of September 30, 2011, the Company had made payments in total of approximately $33.3 million under the executed construction contracts for the new facility with remaining approximately $1.8 million to be substantially settled after completion of inspection and final acceptance of the construction project by relevant government authorities, with certain amount to be held from payment as warranty deposit for approximately one year. Regarding equipment and machinery contracts for the new facility, the Company made payments in total of approximately $15.3 million as of September 30, 2011 with the remaining approximately $1.0 million primarily held as warranty deposit till approximately one year after installation and acceptance.

Business Outlook

In response to the recent business disruptions and changes in the global ceramic valves industry, Shengkai management has decided to gradually phase out its less profitable domestic market segments including the electric power market and focus on expanding the Company's presence in the more profitable domestic and foreign oil and chemical industries where ceramic valve products typically command higher prices than the domestic Chinese market. Successful penetration into the international oil and chemical markets, however, would require the Company to obtain various industry-wide certifications, including but not limited to ISO14000 and OHSAS 18000 and other firm-specific supplier qualifications, which will take time to go through various application procedures, efforts in new product development and investment in additional or different equipment.

As such, we expect that for the fiscal quarter ending December 31, 2011, revenues from the electric power industry would continue to decrease, and major contribution to our sales would come from the petrochemical and chemical industry. We estimate that for the quarter ending December 31, 2011, total revenue would be between $10.0 million and $10.5 million, and gross margin would be approximately 43%. We expect the Company to continue to run with positive but significantly reduced cash flow from operations. Such decrease may persist until our marketing and sales efforts to some new customers and projects pay off, and the expansion in the international market picks up meaningfully.

Teleconference

The Company has scheduled to host the conference call on Thursday, November 10th, 2011 at 8:00 a.m. Eastern Time/9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 1-877-393-9085 (Toll-Free U.S.), or 1-760-298-5098 (International) approximately five minutes before the call start time. The Conference ID is 25472431. A live webcast of the conference call will be available on the conference call website. On the date of the event, please click here to be directed to the website.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three months ended September 30, 2011 and 2010 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash items of i) share-based compensation costs related to the stock options and stock awards granted to independent directors and management staff, and (ii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 200 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT SEPTEMBER 30, 2011 AND JUNE 30, 2011
(Stated in U.S. Dollars)

	September 30, 2011	June 30, 2011

ASSETS
Current Assets
Cash and cash equivalents	$ 62,935,344	$ 59,870,108
Restricted cash	303,227	1,386,873
Accounts receivable, net	9,841,650	12,623,359
Notes receivable	353,677	217,502
Other receivables	2,752,065	2,722,300
Advances to suppliers	253,991	274,814
Inventories	2,349,231	2,532,485
Total Current Assets	78,789,185	79,627,441
Property, plant and equipment, net	54,092,197	53,921,084
Construction in progress	--	--
Land use rights, net	2,543,774	2,534,059
Other intangible assets, net	5,182,299	5,370,148
TOTAL ASSETS	$ 140,607,455	$ 141,452,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	303,227	1,386,873
Accounts payable	2,912,232	3,829,491
Advances from customers	537,472	227,451
Other payables and accrued expenses	1,045,411	2,350,144
Income tax payable	516,882	1,816,995
Total Current Liabilities	5,315,224	9,610,954
Warrant liabilities	256,472	168,442
Preferred (conversion option) liabilities	1,966,811	5,782,014
TOTAL LIABILITIES	$ 7,538,507	$ 15,561,410

Commitments and Contingencies	$ --	$ --

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
AS AT SEPTEMBER 30, 2011 AND JUNE 30, 2011
(Stated in U.S. Dollars)

	September 30, 2011	June 30, 2011

STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 shares authorized; 3,087,368 and 5,987,368 issued and outstanding as of September 30, 2011 and June 30, 2011, respectively.	$ 3,087	$ 5,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 33,276,611 and 29,776,611 shares issued and outstanding as of September 30, 2011 and June 30, 2011, respectively.	33,277	29,777
Additional paid-in capital	68,501,155	63,554,251
Statutory reserves	11,196,604	11,196,604
Retained earnings	43,613,928	42,669,590
Accumulated other comprehensive income	9,720,897	8,435,113
TOTAL STOCKHOLDER'S EQUITY	133,068,948	125,891,322
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 140,607,455	$ 141,452,732

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Stated in U.S. Dollars)

	Three months ended September 30,
	2011	2010

Revenues	$ 11,011,127	$ 17,174,516
Cost of sales	(6,196,651)	(7,220,428)
Gross profit	4,814,476	9,954,088
Operating expenses:
Selling expenses	(1,051,480)	(1,602,572)
General and administrative expenses	(3,406,035)	(2,061,646)
Total operating expenses	(4,457,515)	(3,664,218)
Income from operations	356,961	6,289,870
Other income, net	13,473	57,971
Interest income, net	165,942	18,744
Changes in fair value of instruments - gain	926,637	21,704,751
Income before income taxes	1,463,013	28,071,336
Income taxes	(518,675)	(1,126,251)
Net income	944,338	26,945,085
Foreign currency translation adjustment	1,285,784	1,316,026
Comprehensive income	2,230,122	28,261,111

Basic earnings per share	$ 0.03	$ 1.16

Diluted earnings per share	$ 0.03	$ 0.76

Basic weighted average shares outstanding	32,751,068	23,191,165

Diluted weighted average shares outstanding	36,105,827	35,277,322

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Stated in U.S. Dollars)
	Three months ended September 30,
	2011	2010
Cash flows from operating activities
Net income	$ 944,338	$ 26,945,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	929,917	147,044
Amortization	254,089	231,906
Provision for doubtful accounts	44,402	--
(Gain) on disposal of property, plant and equipment	--	(3,780)
Changes in fair value of instruments – (gain)	(926,637)	(21,704,751)
Stock based compensation	2,146,968	1,032,564
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	2,850,347	(2,077,742)
Notes receivable	(133,619)	73,743
Other receivables	(3,304)	(277,752)
Advances to suppliers	23,259	14,624
Inventories	207,172	645,023
Increase (decrease) in liabilities:
Notes payable	(1,093,491)	175,916
Accounts payable	(951,308)	(301,712)
Advances from customers	306,793	(529,844)
Other payables	(1,251,412)	(352,668)
Accruals	(71,761)	616
Income tax payable	(1,313,407)	60,040
Net cash provided by operating activities	1,962,346	4,078,312
Cash flows from investing activities
Proceeds from disposition of property, plant and equipment	(43,661)
Purchase of property, plant and equipment	(403,440)	(9,643)
Payment of construction in progress	(131,198)	(4,521,029)
Purchase of intangible assets	--	(1,966)
Decrease/(increase) in advances to suppliers for purchase of equipment and construction	--	(1,011,827)
Decrease/(increase) in restricted cash	1,093,491	(228,148)
Net cash provided by (used in) investing activities	515,192	(5,772,613)

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010
(Stated in U.S. Dollars)

Three months ended September 30,
	2011	2010

Net increase (decrease) in cash and cash equivalents	$ 2,477,538	$ (1,694,301)
	--	--
Effect of exchange rate changes on cash and cash equivalents	587,698	320,989
	--	--
Cash and cash equivalents–beginning of year	59,870,108	20,995,182
--
Cash and cash equivalents–end of year	$ 62,935,344	$ 19,621,870

Supplementary cash flow information:

Interest received	$ 165,942	$ 18,739

Taxes paid	$ 1,832,081	$ 1,066,211

Non-cash transaction:
Preferred stock conversion to common stock	$ 2,900	$ --
Common stock issuance	$ 600	$ --
CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com